Exhibit 4.4.10

Ministry of the Russian Federation for Communication and Information

Amendment No. 10

To License No. 14709 (series A 014122)

dated April 7, 2000

To add an additional clause to the Conditions For Carrying Out Activities Under License No. 14709:

“In the territory of the Republic of Ingushetia and Chechen Republic services to be rendered as of (no later than) December 31, 2004.”

First Deputy Minister of the Russian Federation for Communications and Information	[Signature]	B.D. Antoniouk
December 11, 2003

Deputy Head of the Department of the Organization of Licensing Activity	[Signature]	B.V. Vorobiev
[Seal]